Exhibit 99.1

Contact: Ralph Weeks (201) 967-1900 ext. 1352	Date: February 24, 2004
Lynn La Sala (201) 670-7600	FOR IMMEDIATE RELEASE

Hudson City Announces Appointment
of Scott Belair as Director

PARAMUS: Hudson City takes great pride in announcing the appointment of Scott A. Belair of Ridgewood, New Jersey, to the Board of Directors of Hudson City Bancorp, Inc. (NASDAQ: HCBK) its holding company, Hudson City MHC and its principal operating unit, Hudson City Savings Bank.

Mr. Belair is co-founder and Board member of Urban Outfitters, a public retailer and wholesaler operating under the brand names Urban Outfitters, Anthropologie, and Free People. He also currently serves as President of the ZAC Group, a financial consulting firm that he established in 1989. Previously, Mr. Belair was a Principal at Morgan Stanley and Vice President and C.F.O of the international offices and subsidiaries at Goldman Sachs. Ronald E. Hermance, Jr., President and C.E.O. of the Bank and its holding companies said, “Scott is a very active member in the New Jersey community and brings a wealth of experience to Hudson City. We are pleased to welcome him to the Board.”

Mr. Belair graduated Summa Cum Laude from Lehigh University and earned an MBA from the Wharton School of Finance where he was awarded a Joseph Wharton Fellowship. Scott and his wife, Bayne live in Ridgewood, New Jersey with their three children.

Hudson City is the largest savings bank headquartered in New Jersey. It was recently named among the metro area’s Fastest-Growing Companies by Crain’s New York Business and listed in the Top 1000 Global Businesses by BusinessWeek. The Wall Street Journal also cited Hudson City as The Top Performing Savings Bank in the Country.

# # #

Hudson City Bancorp Inc. (NASDAQ: HCBK) is the parent of Hudson City Savings Bank, a well-established community banking institution with a long-standing tradition of service excellence. It has 81 full-service branches throughout fourteen New Jersey counties, making it the largest savings bank headquartered in New Jersey with assets in excess of $17 billion. Hudson City Savings Bank’s deposits are insured by the Federal Deposit Insurance Corporation.